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                      EMPLOYMENT AGREEMENT, NON-COMPETITION
                          AND CONFIDENTIALITY AGREEMENT

        THIS AGREEMENT made as of the 31 day of March 1997, by and between Proflight Medical Response, Inc., a Colorado corporation, with its principal office at 12420 E. Control Tower Road, Englewood, Colorado 80122 (the "Company") and Jane S. Burkhardt, residing at 20417 Sagewood Lane, Parker, Colorado 80134 (the "Employee").

                               W I T N E S S E T H

        WHEREAS, the Company is engaged in air ambulance transport services (the "Business"); and

        WHEREAS, the Company is desirous of employing the Employee on a part-time basis as its Secretary and Medical and Legal Coordinator on the terms and conditions hereinafter set forth; and

        WHEREAS, the Employee is desirous and willing to accept such employment on the terms and conditions hereinafter set forth.

        NON, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby







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acknowledged by the parties, the Company and the Employee agree as follows:

        1. Incorporation of Recitals.

        The recitals set forth above are incorporated herein by reference and made part of this Agreement.

        2. Employment and Term.

        (a) The Company hires and employs the Employee and the Employee agrees to perform for the Company, the services set forth in Paragraph 3 hereof, on a part-time basis under the terms and conditions hereinafter set forth.

        (b) The term of this Agreement (the "Initial Term") shall commence on the closing date of the Company's initial public offering (the "Commencement Date") and shall continue until the third (3rd) anniversary of the Commencement Date. This Agreement will automatically renew for successive one (1) year periods upon the terms and conditions contained herein ("Renewal Option"), unless the Employee has advised the Company and/or the Company has advised the Employee, at least sixty (60) days prior to the end of the Initial Term or the end of any other year extended by the Renewal Option, of either party's intention not to extend the Agreement beyond any such term. Hereinafter, the Initial Term and any successive one-year periods shall collectively be referred to as the "Term."



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        3. Extent of Service.

               (a) During the Term, the Employee shall serve on a part-time basis as Secretary and Medical and Legal Coordinator and have the responsibility for __________________________ of the business of the Company.

        (b) The Employee shall devote a minimum of 20 hours per week to the affairs of the Company, and shall promptly and faithfully, perform all services pertaining thereto that are or may hereafter be required of her by the Company, provided that such services shall be consistent with her position as Secretary and Medical and Legal Coordinator of the Company. Nothing in this Agreement shall preclude the Employee from devoting time to managing her personal investments, provided that such investments are not in competition with the business of the Company and that such activities do not unreasonably interfere with the performance of her duties hereunder.

        4.  Compensation.

        (a) Base Compensation. As base compensation for the services rendered hereunder, the Employee shall be paid a salary of $36,000.00 per annum. The aforesaid salary shall initially be payable in 26 equal payments commencing two
(2) weeks from the Commencement Date or on such other basis, such as weekly and/or monthly as determined by the Board of Directors of the Company.



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        (b) Bonuses and Additional Benefits. The Employee may be awarded bonuses as agreed and set by the Board of Directors of the Company. Employee shall also be entitled to, and shall be accorded, all rights and benefits under any executive incentive plan (including the Company's Stock Option Plan), monetary bonus plan, participation or extra compensation plan, pension plan, profit sharing plan, disability insurance, health and major medical insurance policy or policies, and any other plans or benefits that the Company may from time to time provide for any officers generally during the Term. The Company shall accord the Employee such rights and benefits on a basis no less favorable than any other officers of comparable status of the Company or its subsidiaries or affiliates.

        (c) Vacation and Sick Leave. For each year during which this Agreement is in effect, Employee shall be entitled to vacation and sick leave benefits, without a deduction of salary or other compensation in accordance with the Company's standard policies. The Employee shall have no less than two(2) weeks vacation per year, provided the Employee works a minimum of 20 hours per week for each year for the Company and under the terms of this Agreement. Such vacation shall be taken at such time or times during such year as may be mutually agreed upon by the Company and the Employee.

        (d) Other Benefits. The Company will provide the Employee with fringe benefits in the aggregate not less favorable than



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those received generally by other officers of comparable status of the Company.

        5.     Covenant Not To Compete

        (a) The Employee hereby acknowledges and recognizes the highly competitive and confidential nature of the Company's Business, and for the consideration stated above, accordingly agrees that, unless the employee is terminated without cause, during the entire period, commencing with the Commencement Date, the Employee's employment by the Company, to include twelve
(12) months after the termination of the Employee's employment with the Company, Employee will not directly or indirectly, in any capacity:

        (i) Engage in any capacity in any business endeavor which has among its purposes and/or endeavors air ambulance services or related businesses within 100 miles of any geographic area, city and/or state in which the Company's services have been provided within the last year.

        (ii) Induce employees of the Company, or any of its respective subsidiaries, to terminate their employment or to engage in any activities hereby prohibited to the Employee;

        (iii) Contact, communicate or solicit any customer and/or any contact of the Company derived from any customer list, customer lead, mail, printed material or other information of the Company with any other party.



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        (iv) Discuss any activities, methods of operation, finances, confidential practices and private business information of the Company with any other party.

        (b) It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in clause (a) above to be reasonable, for the purpose of reserving for the Company or any of its subsidiaries, their good will and other proprietary rights, if a final judicial determination is made by a Court having jurisdiction as to the restrictions agreed to by the parties hereto the provisions of such restriction clauses by this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such Court may judicially determine or indicate to be reasonable.

        (c) As to the reasonableness of the non-competition and restrictive covenants contained herein, Employee further acknowledges and confesses that she is capable of making a living in employment areas other than the business engaged in by the Company, and, that the non-competition and restrictive covenants contained herein will not in the least manner impair or interfere with Employee from earning a living after Employee terminates her relations with the Company.

        6.     Disclosure of Information.

        The Employee acknowledges that the Company's trade secrets, private or secret processes as they may exist from time to time,




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and confidential information concerning their services, development, all technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers and other trade secrets are valuable, special and unique assets of the Company and its subsidiaries, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. In light of the highly competitive nature of the industry in which the Company and its subsidiaries' business is conducted, the Employee further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by him as a result of her employment by the Company or its subsidiaries shall be considered confidential information. In recognition of this fact, the Employee agrees that she will not, during or after the Term, disclose any such secrets, processes or information to any person or their entity for any reason or purpose whatsoever, except as is necessary in the performance of her duties as an employee of the Company or its subsidiaries and then only upon a written confidentiality agreement in such form and content as requested by the Company from time to time; nor shall the Employee make use of any such secrets, processes or information (other than information in the public domain) for her own purposes or for the benefits of any person or other entity (except the Company and its subsidiaries) under any circumstances during or after the Term.







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        7. Termination.

        (a) The Employee's employment may be terminated at any time during the Term for Cause (as hereinafter defined) by action of the Board of Directors of the Company upon giving the Employee notice of such termination at least thirty
(30) days prior to the date upon which termination shall take effect. As used herein, the term "Cause" shall mean any of the following events:

               (i) The Employee's conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude.

               (ii) The Employee's willful misconduct, or neglect of duties or failure to act with respect to duties or actions previously communicated to the Employee in writing by the Board of Directors of the Company.

        If the Employee's employment is terminated under the provisions of this
Section 9(a) all rights of the Executive pursuant to Section 4 hereof shall cease as of the effective date of such termination.

        (b) Upon the termination of this Agreement, other than for cause, the Company shall be responsible to pay the Executive the salary she was presently earning and continue all benefits available to the Executive hereunder for an additional one (1) year period from the date of termination.




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        (c) Upon the termination of this Agreement, for any reason, the
Executive (or her estate) shall be entitled to receive payment for base compensation earned and accrued prior to the date of such termination.

        (d) If this Agreement shall be terminated as a result of a violation of the terms hereof by the Company, the Executive shall be entitled to all remedies and damages available under applicable law. The Executive shall not be required to mitigate damages.

        8.  Arbitration

        Any and all disputes between the Employee and the Company arising with respect to the employment by the Company or any of its subsidiaries, including any dispute arising under this Agreement, shall be submitted to binding, expedited arbitration in Denver, Colorado under the then prevailing rules of the American Arbitration Association.

        9.  Assignment.

        This Agreement shall not be assignable by the Employee. This Agreement is assignable by the Company and/or any of its subsidiaries to any successor in interest of the Company or any of its subsidiaries.



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        10.  Notices.

        All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing (including fax) if delivered by hand or by pre-paid registered or certified mail to the party concerned at its address appearing below or sent by fax to the number and with a copy as indicated below. Service shall be deemed to be effective: so far as delivery by hand is concerned when handed to the recipient or left at the recipient's address; by post two days after posting; by fax on the same day as dispatch and receipt is confirmed. The said addresses and fax numbers are as follows:

                               If to the Employee:

                               Jane S. Burhkardt
                               20417 Sagewood Lane
                               Parker, Colorado 80134
                               Tel: (303) 841-5570
                               Fax:

                               If to the Company:

                               Proflight Medical Response, Inc.
                               12420 E Control Tower Road
                               Englewood, Colorado 80112
                               Attn: Kevin L. Burkhardt
                               Tel: 800-949-5387
                               Fax: 303-799-1367

        11.  Complete Agreement; Amendments

        This Agreement contains the full and complete understanding of the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and






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understandings of the parties in connection therewith. No amendment or modification of this Agreement shall be valid unless made pursuant to an instrument signed by the Company and the Employee.

        12.  Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

        13.  Severability.

        If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad or vague as to duration, geographical scope, activity or subject or otherwise, this Agreement shall be construed by limiting, reducing or defining it, so as to be enforceable to the fullest extent compatible with then applicable law.





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        14.  Headings.

        The descriptive headings of the several Paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        15.  Prior Employment Agreements.

        This Agreement supercedes all prior employment agreements between the parties.

        16.  Waiver of Breach.

        The waiver by the Company or Employee of a breach of any provision of this Agreement by the Company or the Employee shall not operate or be construed as a waiver of any subsequent breach by the Company or the Employee.

        17.  Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.



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        IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

                                      PROFLIGHT MEDICAL RESPONSE, INC.

                                      By: /s/ Kevin L. Burkhardt
                                          ______________________________________
                                          Kevin L. Burkhardt, Chief Executive
                                          Officer and President


                                          /s/ Jane S. Burkhardt
                                          ______________________________________
                                          Jane S. Burkhardt





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